UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Franklin Mutual Advisers, LLC
   51 John F. Kennedy Parkway


   Short Hills, NJ 07078
2. Issuer Name and Ticker or Trading Symbol
   Kindred Healthcare, Inc. (KIND)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   01/01
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [X] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)
   Vice President
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
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Common Stock                                                                                     3,086,984.000*
Common Stock                                  01/09/02    J**      24,648.000     A  N/A

Table II (PART 1) Derivative Securities Acquired, Disposed of, or Beneficially
Owned (Columns 1 through 6)
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1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
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Table II (PART 2) Derivative Securities Acquired, Disposed of, or Beneficially
Owned (Columns 1,3 and 7 through 11)
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1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
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Explanation of Responses:
*The securities to which this note relates are owned by advisory clients of Franklin Mutual Advisers, LLC ("FMA"), an investment advisor registered with the SEC under the Investment Advisers Act of 1940. However, pursuant to investment advisory contracts with its clients, FMA has sole investment and voting power over the securities owned by its advisory clients. FMA has no pecuniary interest in any of the Issuer's securities owned by its advisory clients. FMA disclaims any beneficial ownership of any of these securities to which this note relates.

**These shares were acquired in connection with a dividend distribution to holders of Ventas common stock.

SIGNATURE OF REPORTING PERSON
/S/ Kratter, Leslie M.
DATE 02/04/01
Franklin Mutual Advisers, LLC
By: Franklin Templeton Distributors, Inc.
Its Managing Member

Leslie M. Kratter
Secretary